Exhibit 99.1

Alcoa Reports Third Quarter 2016 Results

Combined Arconic Segments Report Stronger Profit Year over Year

Combined Alcoa Corporation Segments Profitable Despite Market Headwinds

Company’s Separation Scheduled to Become Effective
 before Market Open on November 1

3Q 2016 Consolidated Highlights

  Alcoa completed a 1-for-3 reverse stock split of its common stock; per share amounts in this announcement reflect the reverse stock split
  Net income of $166 million, or $0.33 per share; excluding special items, adjusted net income of $161 million, or $0.32 per share
  Revenue of $5.2 billion, down 6 percent year over year, largely due to the impact of curtailed and closed operations, lower alumina pricing as well as other pricing pressures
  Sales of non-essential assets expected to total $1.2 billion during 2016; $935 million received year-to-date, strengthening the balance sheet
  $1.9 billion cash on hand
  Strong productivity gains of $377 million, year over year, across all segments

Overview of Arconic and Alcoa Corporation Segments1:

3Q 2016 Arconic Segments

  Revenue of $3.4 billion, down 1 percent year over year
    Reflects customer adjustments to delivery schedules in the aerospace industry, softness in the North America commercial transportation and pricing pressures, partially offset by strong North America automotive volume
  After-tax Operating Income (ATOI) of $267 million, up 4 percent year over year
    Global Rolled Products: $58 million of ATOI, up 23 percent excluding the $18 million impact of transforming the Warrick rolling mill into a cold metal plant; record quarter for automotive sheet shipments, up 49 percent year over year
    Engineered Products and Solutions: record third quarter ATOI of $162 million, up 7 percent year over year
    Transportation and Construction Solutions: $47 million of ATOI, up 7 percent year over year
  Achieved $187 million in productivity savings; $547 million year-to-date, on track to deliver $650 million in 2016
  Adjusted segment targets for 2016 to reflect near-term industry challenges

3Q 2016 Alcoa Corporation Segments

  Total revenue of $2.3 billion, flat sequentially, reflecting continued low alumina prices and the impact of curtailed and closed operations
  Third-party revenue of $1.8 billion, up 1 percent sequentially
  ATOI of $128 million, down 15 percent sequentially, improved metal price more than offset by lower alumina pricing and unfavorable currency impacts
  New third-party bauxite contracts valued at $53 million over the next two years; $468 million in third-party bauxite contracts year-to-date in 2016
  Met or exceeded three-year cost curve targets:
    Alumina: 17th percentile, 4 points better than target, 13-point improvement from 2010
    Aluminum: 38th percentile, 13-point improvement from 2010
  Achieved $190 million in productivity savings ($569 million year-to-date), surpassing the $550 million 2016 target

________________________________________________________________________________

1 The Arconic segments described in this release consist of Alcoa’s existing Value-Add segments: Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions. The Alcoa Corporation segments described herein consist of the existing Upstream segments: Alumina and Primary Metals. Until the separation is effected, financial information about the future Arconic and Alcoa Corporation companies herein relates solely to the Value-Add and Upstream segments, respectively, and does not include any of the corporate-related items that are currently presented in Alcoa’s Reconciliation of Total Segment ATOI to Consolidated Net Income. Following the separation, the rolling mill operations in Warrick, IN and Saudi Arabia (which are currently in the Global Rolled Products segment) will belong to Alcoa Corporation.

________________________________________________________________________________

NEW YORK--(BUSINESS WIRE)--October 11, 2016--Lightweight metals leader Alcoa (NYSE:AA) today reported third quarter 2016 results. In spite of near-term market challenges, Arconic segments reported combined year-over-year profit growth, and Alcoa Corporation segments, Alumina and Primary Metals, maintained profitability sequentially despite continued low alumina and aluminum pricing by proactively managing costs and capacity. The Company’s separation is scheduled to become effective before the opening of the market on November 1, 2016.

”Alcoa steered steady and showed resilience in spite of near-term market challenges,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “Profits grew in the combined Arconic segments, and Alcoa Corporation segments managed successfully to stay profitable in a low pricing environment. Productivity across the portfolio was exceptional, and paired with non-essential asset sales, further strengthened our cash position. Arconic’s results underline its strong position in higher margin markets where innovation, technology, process skills and cost focus pay off even under demanding circumstances, whereas Alcoa Corporation proved to be successful in spite of challenging market conditions. The strength of both future companies is the result of our multi-year strategy and allows us to launch two strong, independent entities.”

Kleinfeld continued, “Alcoa Corporation segments have met or exceeded their respective 2016 global cost curve goals. The aluminum business now sits at the 38th percentile – from the 51st percentile in 2010, 43rd in 2013 - and the alumina business has moved down to the 17th percentile – from the 30th percentile in 2010, 27th in 2013. The Arconic segments are adjusting their targets to reflect current economic realities in their relevant industries. Looking ahead, fundamentals in key markets remain very solid; commercial aerospace demand is strong with an order book in excess of nine years and the aluminization in automotive continues. We are well positioned to further increase our market position and profitably grow.”

Alcoa reported third quarter 2016 net income of $166 million, or $0.33 per share, including a net $5 million in income related to special items primarily associated with the sale of non-essential land offset by separation costs and associated tax impacts. Year over year, third quarter 2016 results compare to net income of $44 million, or $0.06 per share in the third quarter of 2015.

Excluding the impact of special items, third quarter 2016 net income was $161 million, or $0.32 per share. Year over year, all segments contributed a combined $246 million (after-tax) in productivity gains, partially offset by lower alumina pricing, cost increases, unfavorable price and product mix, and unfavorable currency impacts. In third quarter 2015, Alcoa reported net income excluding special items of $109 million, or $0.21 per share.

The third quarter effective tax rate of 44 percent was affected by special items during the quarter, including certain non-deductible expenses related to the separation and tax costs associated with the previously-completed sale of the company-owned life insurance policies. Excluding the impact of all special items, the quarterly tax rate on operating results was 30 percent.

Year over year, the impact of curtailed and closed operations, lower alumina pricing and an unfavorable price and product mix resulted in third quarter 2016 revenue of $5.2 billion, down 6 percent year over year from $5.6 billion in the third quarter of 2015.

Asset Sales

In the third quarter, Alcoa completed the sale of the Intalco smelter wharf and other excess property, in the state of Washington, for $120 million.

In the fourth quarter of 2016, the Company expects other potential asset sales of approximately $250 million. Gross proceeds from Company asset sales completed in 2016 are expected to total approximately $1.2 billion.

Cash Flows

Alcoa ended third quarter 2016 with cash on hand of $1.9 billion. Cash from operations was $306 million; free cash flow for the quarter was $31 million. Cash used for financing activities totaled $154 million in the third quarter; cash used for investing activities was $220 million.

Market Update

Aerospace

The global aerospace market continues to undergo a transition as new aero engine launches accelerate demand, outpacing near-term demand for airframe components, which is being partially absorbed through de-stocking. As a result, Alcoa forecasts full-year 2016 aircraft deliveries to be flat to up 3 percent. Strong market fundamentals continue to drive long- term demand.

Automotive

Alcoa continues to forecast global automotive production growth of 1 to 4 percent in 2016, unchanged from the prior quarter. This includes 1 to 2 percent growth in North America, where overall sales are up slightly, and a strengthening outlook in China.

Commercial Transportation

Growth in the heavy duty truck, trailer and bus market in Europe and China is expected to be mostly offset by continued production declines in North America, setting the global production outlook at flat to 2 percent growth in 2016. This marks an improvement over the negative 4 to negative 1 percent forecast in the second quarter of 2016.

Packaging, Building & Construction

The 2016 global packaging market is projected to be up slightly for the year, with growth of 2 to 3 percent, up slightly from the prior quarter’s forecast of 1 to 3 percent. The global building and construction market is projected to grow 4 to 6 percent in 2016, unchanged from the second quarter.

Industrial Gas Turbines

Low natural gas prices in North America and the adoption of new, high-efficiency industrial gas turbine models continue to drive orders for both heavy-duty gas turbines and spare parts. Alcoa projects global airfoil market growth to be 2 to 4 percent for 2016, unchanged from the prior quarter.

Alumina & Aluminum

For 2016, Alcoa projects a global alumina deficit of 1.6 million metric tons. The Company also continues to project a global aluminum deficit of 615 thousand metric tons in 2016 as 5 percent global aluminum demand growth surpasses 3 percent global aluminum supply growth.

Arconic Overview

After the Company’s separation, the innovation and technology-driven Arconic will include Global Rolled Products (other than the rolling mill operations in Warrick, Indiana, and Saudi Arabia, which will move to Alcoa Corporation), Engineered Products and Solutions and Transportation and Construction Solutions. In third quarter 2016, these Arconic segments reported combined revenue of $3.4 billion, ATOI of $267 million and adjusted EBITDA of $517 million.

ATOI and adjusted EBITDA increased 4 percent and 2 percent, respectively, year over year. The combined Arconic segments also generated $187 million in productivity as part of their business improvement programs, announced in the first quarter of 2016. Arconic segments are on track to deliver $650 million productivity savings in 2016.

Arconic Segments Target Update2

Alcoa is providing new full-year 2016 goals to reflect near-term industry challenges and foreign exchange impacts. In aerospace, this includes an unprecedented industry ramp-up to new platforms, destocking and supply chain optimization in airframes.

  Global Rolled Products targets revenue of $4.8 billion to $5.0 billion for full year 2016. This is revised from $5.0 billion to $5.2 billion for full year 2016, a target adjusted from the earlier $6.0 billion to $6.2 billion to reflect the transfer of the rolling mill in Warrick, Indiana, to the future Alcoa Corporation; the impact of a tolling arrangement between Alcoa Corporation and Arconic for can body sheet at Tennessee Operations; and the updated impact for changes in both the London Metal Exchange aluminum price and foreign currency exchange rate assumptions versus 2013. The goal for adjusted EBITDA per metric ton remains unchanged at or above average historical highs of $344.
  Engineered Products and Solutions targets revenue of $5.6 billion to $5.8 billion for full year 2016, revised from $5.9 billion to $6.1 billion, and an adjusted EBITDA margin of approximately 21 percent, revised from 21 to 22 percent.
  Transportation and Construction Solutions targets revenue of $1.7 billion to $1.8 billion, revised from $2.1 billion, and an adjusted EBITDA margin of approximately 15 percent, which remains unchanged.

_______________________________________

2 With respect to the information under “Arconic Segments Target Update”, no reconciliation of the forecasted range for adjusted EBITDA per metric ton or adjusted EBITDA margin on a segment basis for fiscal 2016 to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of guidance for adjusted EBITDA per metric ton and adjusted EBITDA margin to the most directly comparable GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of the Warrick cold metal plan, foreign currency movements, equity income, gains or losses on sales of assets, and taxes. These reconciling items are in addition to the inherent variability already included in the GAAP measure which includes, but is not limited to, price/mix, volume, and the impact of the impending separation of Alcoa Inc.
_______________________________________

Alcoa Corporation Overview

Following the Company’s separation, Alcoa Corporation will comprise Bauxite, Alumina, Aluminum, Cast Products, and Energy – today’s Alumina and Primary Metals segments – as well as the rolling mill operations in Warrick, Indiana, and Saudi Arabia currently part of the Global Rolled Products segment. In third quarter 2016, the Alumina and Primary Metals segments reported revenue of $2.3 billion, ATOI of $128 million and adjusted EBITDA of $318 million.

In the third quarter, Alcoa Corporation continued to successfully build its third-party bauxite business. Alcoa World Alumina and Chemicals (AWAC) signed new third-party bauxite contracts valued at $53 million over the next two years for a total of $468 million year-to-date in 2016. The new contracts, which will triple Alcoa Corporation’s third-party bauxite sales in 2016 from 2015, serve customers in China, the United States, Europe and Brazil. AWAC is an unincorporated joint venture that consists of a group of companies, which are owned 60 percent by Alcoa and 40 percent by Alumina Limited of Australia.

In addition, these segments generated $190 million in productivity in the third quarter ($569 million year-to-date) as part of their business improvement programs, and have together surpassed their $550 million 2016 target.

In the third quarter, Alcoa also reported that it had exceeded its three-year 2016 target of moving down the global alumina cost curve. It also achieved its global aluminum cost curve target.

The Company now occupies the 17th percentile on the global alumina cost curve, 4 points better than target, and a 13-point improvement from the 30th percentile in 2010. Alcoa has also met its goal of moving to the 38th percentile on the global aluminum cost curve, a 13-point improvement from the 51st percentile in 2010.

Segment Information

Global Rolled Products

In the third quarter, Global Rolled Products reported ATOI of $58 million, compared to $62 million in the third quarter of 2015. Excluding the $18 million impact of transforming the Warrick rolling mill into a cold metal plant, the year-over-year change reflected a $14 million improvement, up 23 percent. Strong productivity and higher volumes in automotive more than offset cost increases, unfavorable product mix across most market sectors and pricing pressure in global can sheet packaging. Global Rolled Products continues to grow its automotive business and had a record quarter for automotive sheet shipments, up 49 percent year over year.

Engineered Products and Solutions

In the third quarter, this segment reported revenue of $1.4 billion and ATOI of $162 million. Year over year, revenue was up 1 percent driven by the RTI acquisition. ATOI was up $11 million, or 7 percent, year over year as productivity improvements in all business units and the positive contribution from the RTI acquisition were mostly offset by unfavorable price and product mix, cost headwinds and investments in growth projects.

Transportation and Construction Solutions

In the third quarter, Transportation and Construction Solutions delivered ATOI of $47 million, up 7 percent year-over-year. Results were driven by strong productivity, mostly offset by cost increases and lower volume. Growth in this segment’s building and construction business was more than offset by the performance of its commercial transportation business, which continued to feel the impact of softness in the North America heavy duty truck market.

Alumina

This segment generated ATOI of $72 million in the third quarter, a decrease of $37 million from $109 million in the second quarter of 2016. This change was primarily driven by a 6 percent decrease in the Alumina Price Index (API) and the unfavorable impact of foreign currency, which were somewhat offset by an increase in third-party alumina shipments and better price and mix.

Primary Metals

ATOI in the third quarter was $56 million, a $15 million sequential improvement from $41 million in the second quarter of 2016. This improvement was primarily due to cost reductions and higher metal prices, partially offset by higher costs for alumina.

Separation Update

The Pension Benefit Guaranty Corporation has approved management’s plan to separate the Alcoa Inc. pension plans between the future Arconic Inc. and Alcoa Corporation. The agreement stipulates that Arconic will make cash contributions over a period of 30 months to its two largest pension funds. Payments are expected to be made in three increments of no less than $50 million each over this 30-month period, with the first payment due no later than six months after the separation of the Company.

In September 2016, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, which is currently a wholly-owned subsidiary of the Company, closed its offering of $750,000,000 aggregate principal amount of 6.75% senior notes due 2024 and $500,000,000 aggregate principal amount of 7.00% senior notes due 2026. Alcoa Corporation intends to use the proceeds from the offering to make a payment to Arconic to fund the transfer of certain assets and for general corporate purposes. The net proceeds from the offering will be held in escrow until the completion of the separation and the satisfaction of certain other escrow release conditions.

Alcoa received an Internal Revenue Service Private Letter Ruling to the effect that Arconic’s retention of a 19.9 percent ownership stake in Alcoa Corporation will not affect the tax-free status of the separation.

Also in September, Alcoa Inc. named the members of the Boards of Directors for the future Arconic Inc. and Alcoa Corporation. The new boards will assume their responsibilities upon completion of the Company’s separation. The Company announced that Michael Morris will serve as Chairman of Alcoa Corporation.

The Company’s separation is scheduled to become effective before the opening of the market on November 1, 2016. The separation remains subject to the satisfaction of certain conditions and may change if certain conditions are not satisfied by that date, as described in Alcoa Upstream Corporation’s preliminary information statement filed with the Form 10.

Alcoa will hold its quarterly conference call at 8:30 AM Eastern Daylight Time on October 11, 2016 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing at approximately 7:30 AM EDT at www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 57,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

We have included the above website addresses only as inactive textual references and do not intend these to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute a part of this press release.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, supply/demand balances, and growth of the aerospace, automotive, and other end markets; statements regarding targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, business and financial prospects; and statements regarding the separation transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) the impact of the separation on the businesses of Alcoa; (d) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Alcoa’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; (e) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (f) deterioration in global economic and financial market conditions generally; (g) unfavorable changes in the markets served by Alcoa; (h) the impact of changes in foreign currency exchange rates on costs and results; (i) increases in energy costs; (j) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements (including, without limitation, advanced aluminum alloys, Alcoa Micromill, and other materials and processes), and other initiatives; (k) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, or expansions, or joint ventures; (l) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products; (m) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (n) the impact of cyber attacks and potential information technology or data security breaches; and (o) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30,	June 30,	September 30,
	2015	2016	2016
Sales	$5,573	$5,295	$5,213

Cost of goods sold (exclusive of expenses below)	4,559	4,216	4,217
Selling, general administrative, and other expenses	261	286	275
Research and development expenses	55	39	38
Provision for depreciation, depletion, and amortization	318	309	316
Restructuring and other charges	66	23	18
Interest expense	123	129	133
Other income, net	(15)	(37)	(117)
Total costs and expenses	5,367	4,965	4,880

Income before income taxes	206	330	333
Provision for income taxes	100	152	147

Net income	106	178	186

Less: Net income attributable to noncontrolling interests	62	43	20

NET INCOME ATTRIBUTABLE TO ALCOA	$44	$135	$166

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS(1):
Basic:
Net income(2)	$0.06	$0.27	$0.34
Average number of shares(3)	426,845,541	438,354,031	438,445,001

Diluted:
Net income(2)	$0.06	$0.27	$0.33
Average number of shares(4)	431,464,315	452,052,847	453,152,896

Shipments of aluminum products (metric tons)	1,137,000	1,117,000	1,103,000
(1)

At a special meeting of Alcoa common shareholders held on October 5, 2016, shareholders approved a 1-for-3 reverse stock split of Alcoa’s outstanding and authorized shares of common stock. The reverse stock split became effective at 5 pm Eastern Time on October 5, 2016. All share and per share data presented for all periods herein has been updated to reflect the reverse stock split.

(2)

In order to calculate both basic and diluted earnings per share for the quarters ended September 30, 2015, June 30, 2016, and September 30, 2016, preferred stock dividends declared of $18, $17, and $18, respectively, need to be subtracted from Net income attributable to Alcoa. Additionally, in order to calculate diluted earnings per share for the quarters ended June 30, 2016 and September 30, 2016, after-tax interest expense of $2 per quarter, related to convertible debt (see footnote 4 below) needs to be added back to Net income attributable to Alcoa.

(3)

In the third quarter of 2015, Alcoa issued 29 million (87 million pre-reverse stock split – see footnote 1 above) shares of its common stock to acquire RTI International Metals. As a result, the basic number of shares for the quarter ended September 30, 2015 includes 19 million (58 million pre-reverse stock split – see footnote 1 above) representing the weighted average number of shares for the length of time the 29 million shares were outstanding during the third quarter of 2015, and the basic average number of shares for the quarters ended June 30, 2016 and September 30, 2016 includes all 29 million shares.

(4)

In the quarter ended September 30, 2015, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The diluted average number of shares for the quarter ended September 30, 2015 does not include any share equivalents related to convertible debt (acquired through RTI International Metals) or the mandatory convertible preferred stock as their effect was anti-dilutive. In the quarters ended June 30, 2016 and September 30, 2016, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards (4 million and 6 million, respectively) and convertible debt (acquired through RTI International Metals) (9 million in both periods). The respective diluted average number of shares for the quarters ended June 30, 2016 and September 30, 2016 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(in millions, except per-share, share, and metric ton amounts)

	Nine months ended
	September 30,
	2015	2016
Sales	$17,289	$15,455

Cost of goods sold (exclusive of expenses below)	13,665	12,474
Selling, general administrative, and other expenses	717	821
Research and development expenses	178	119
Provision for depreciation, depletion, and amortization	958	934
Restructuring and other charges	460	134
Interest expense	369	389
Other income, net	(27)	(120)
Total costs and expenses	16,320	14,751

Income before income taxes	969	704
Provision for income taxes	401	329

Net income	568	375

Less: Net income attributable to noncontrolling interests	189	58

NET INCOME ATTRIBUTABLE TO ALCOA	$379	$317

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS(1):
Basic:
Net income(2)	$0.79	$0.60
Average number of shares(3)	413,792,067	438,209,953

Diluted:
Net income(2)	$0.78	$0.60
Average number of shares(4)	418,936,361	442,616,439

Common stock outstanding at the end of the period	436,674,671	438,471,245

Shipments of aluminum products (metric tons)	3,393,000	3,295,000
(1)

At a special meeting of Alcoa common shareholders held on October 5, 2016, shareholders approved a 1-for-3 reverse stock split of Alcoa’s outstanding and authorized shares of common stock. The reverse stock split became effective at 5 pm Eastern Time on October 5, 2016. All share and per share data presented for all periods herein has been updated to reflect the reverse stock split.

(2)

In order to calculate both basic and diluted earnings per share for the nine months ended September 30, 2015 and 2016, preferred stock dividends declared of $52 need to be subtracted from Net income attributable to Alcoa.

(3)

In the third quarter of 2015, Alcoa issued 29 million (87 million pre-reverse stock split – see footnote 1 above) shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the nine months ended September 30, 2015 includes 7 million (20 million pre-reverse stock split – see footnote 1 above) representing the weighted average number of shares for the length of time the 29 million shares were outstanding during the nine-month period of 2015, and the basic average number of shares for the nine-month period ended September 30, 2016 includes all 29 million shares.

(4)

In both the nine months ended September 30, 2015 and 2016, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for both the nine months ended September 30, 2015 and 2016 does not include any share equivalents related to convertible debt (acquired through RTI International Metals) or the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions, except per-share amounts)

	December 31,	September 30,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,919	$1,863
Restricted cash(1)	37	1,337
Receivables from customers, less allowances of $13 in 2015 and $14 in 2016	1,340	1,675
Other receivables	522	458
Inventories	3,442	3,455
Prepaid expenses and other current assets	693	580
Total current assets	7,953	9,368

Properties, plants, and equipment	33,687	34,943
Less: accumulated depreciation, depletion, and amortization	18,872	19,821
Properties, plants, and equipment, net	14,815	15,122
Goodwill	5,401	5,384
Investments	1,685	1,465
Deferred income taxes	2,668	3,099
Other noncurrent assets(2)	3,955	2,942
Total assets	$36,477	$37,380

LIABILITIES
Current liabilities:
Short-term borrowings	$38	$32
Accounts payable, trade	2,889	2,739
Accrued compensation and retirement costs	850	830
Taxes, including income taxes	239	217
Other current liabilities	1,174	909
Long-term debt due within one year	21	773
Total current liabilities	5,211	5,500
Long-term debt, less amount due within one year(1),(2)	8,993	9,501
Accrued pension benefits	3,298	3,749
Accrued other postretirement benefits	2,106	2,177
Other noncurrent liabilities and deferred credits	2,738	2,632
Total liabilities	22,346	23,559

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	3	3
Common stock(3),(4)	1,391	438
Additional capital(3),(4)	10,019	8,197
Retained earnings	8,834	8,940
Treasury stock, at cost(3)	(2,825)	–
Accumulated other comprehensive loss	(5,431)	(5,984)
Total Alcoa shareholders' equity	12,046	11,649
Noncontrolling interests	2,085	2,172
Total equity	14,131	13,821
Total liabilities and equity	$36,477	$37,380
(1)

In September 2016, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Upstream Corporation, which is currently a wholly-owned subsidiary of Alcoa Inc., issued $1,250 in new senior notes in preparation for the separation of Alcoa Inc. into two standalone, publicly-traded companies (scheduled to become effective before the opening of the market on November 1, 2016). The net proceeds of $1,228 from the debt issuance, along with additional cash on hand of $81, were required to be placed into escrow contingent on the completion of the separation transaction. The $81 represents the necessary cash to fund the redemption of the notes, pay all regularly scheduled interest on the notes through a specified date as defined in the notes, and a premium on the principal of the notes if the separation has not been completed by a certain time as defined in the notes.

(2)

In the first quarter of 2016, Alcoa adopted changes issued by the Financial Accounting Standards Board to the presentation of debt issuance costs, which require such costs to be classified as a direct deduction from the carrying value of the related debt liability on an entity’s balance sheet. As such, all debt issuance costs were classified as a contra liability in the Long-term debt, less amount due within one year line item on the September 30, 2016 Consolidated Balance Sheet. These changes are required to be applied on a retrospective basis; therefore, the December 31, 2015 Consolidated Balance Sheet was updated to conform to the September 30, 2016 presentation. As a result, $51 of debt issuance costs (previously reported in Other noncurrent assets) were reclassified to the Long-term debt, less amount due within one year line item on the December 31, 2015 Consolidated Balance Sheet.

(3)

Effective August 2, 2016, Alcoa’s Board of Directors approved the retirement of all common shares held in treasury (76 million). As a result, Common stock and Additional capital were decreased by $76 and $2,563 to reflect the retirement of the treasury shares.

(4)

At a special meeting of Alcoa common shareholders held on October 5, 2016, shareholders approved a 1-for-3 reverse stock split of Alcoa’s outstanding and authorized shares of common stock. The reverse stock split became effective at 5 pm Eastern Time on October 5, 2016. The par value of Alcoa’s common stock remains unchanged at $1 per share. Accordingly, the Common stock and Additional capital balances above were updated to reflect a decrease and increase, respectively, of $877 as if the reverse stock split occurred on September 30, 2016.

Alcoa and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Nine months ended
	September 30,
	2015	2016
CASH FROM OPERATIONS
Net income	$568	$375
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	959	938
Deferred income taxes	(18)	(67)
Equity income, net of dividends	137	32
Restructuring and other charges	460	134
Net gain from investing activities – asset sales	(69)	(152)
Net periodic pension benefit cost	365	246
Stock-based compensation	78	73
Excess tax benefits from stock-based payment arrangements	(9)	–
Other	(65)	43
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(97)	(226)
(Increase) decrease in inventories	(176)	8
Decrease (increase) in prepaid expenses and other current assets	31	(10)
(Decrease) in accounts payable, trade	(240)	(196)
(Decrease) in accrued expenses	(424)	(417)
Increase in taxes, including income taxes	135	63
Pension contributions	(363)	(227)
(Increase) in noncurrent assets(1)	(348)	(261)
(Decrease) in noncurrent liabilities	(207)	(148)
CASH PROVIDED FROM OPERATIONS	717	208

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(6)	(6)
Additions to debt (original maturities greater than three months)(2)	1,534	1,313
Debt issuance costs	(2)	–
Payments on debt (original maturities greater than three months)	(1,551)	(1,324)
Proceeds from exercise of employee stock options	26	3
Excess tax benefits from stock-based payment arrangements	9	–
Dividends paid to shareholders	(149)	(171)
Distributions to noncontrolling interests	(72)	(176)
CASH USED FOR FINANCING ACTIVITIES	(211)	(361)

INVESTING ACTIVITIES
Capital expenditures	(782)	(803)
Acquisitions, net of cash acquired(3)	97	10
Proceeds from the sale of assets and businesses(4)	112	683
Additions to investments	(86)	(23)
Sales of investments	40	280
Net change in restricted cash(2)	(7)	(72)
Other	23	15
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(603)	90

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(41)	7
Net change in cash and cash equivalents	(138)	(56)
Cash and cash equivalents at beginning of year	1,877	1,919
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,739	$1,863
(1)	The (Increase) in noncurrent assets line item for the nine months ended September 30, 2015 and 2016 includes a $300 and $200, respectively, prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa’s majority-owned subsidiary, Alcoa of Australia Limited.

(2)	In September 2016, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Upstream Corporation, which is currently a wholly-owned subsidiary of Alcoa Inc., issued $1,250 in new senior notes in preparation for the separation of Alcoa Inc. into two standalone, publicly-traded companies (scheduled to become effective before the opening of the market on November 1, 2016). The net proceeds of $1,228 from the debt issuance, along with additional cash on hand of $81 (see below), were required to be placed into escrow contingent on the completion of the separation transaction. As a result, the $1,228 was not reflected in the Statement of Consolidated Cash Flows for the nine months ended September 30, 2016 as it represents a noncash financing activity. The $81 represents the necessary cash to fund the redemption of the notes, pay all regularly scheduled interest on the notes through a specified date defined in the notes, and a premium on the principal of the notes if the separation has not been completed by a certain time as defined in the notes. As this amount was deposited into escrow from cash on hand, it was reflected in the Statement of Consolidated Cash Flows for the nine months ended September 30, 2016 as a cash outflow in the Net change in restricted cash line item.

(3)	In the third quarter of 2015, Alcoa issued 87 million shares of its common stock valued at $870 to acquire RTI International Metals. The issuance of common stock was not reflected in the Statement of Consolidated Cash Flows for the nine months ended September 30, 2015 as it represents a noncash investing activity. However, through this acquisition, Alcoa acquired $302 in cash, which was reflected as a cash inflow in the Acquisitions, net of cash acquired line item on the Statement of Consolidated Cash Flows for the nine months ended September 30, 2015.

(4)	Proceeds from the sale of assets and businesses for the nine months ended September 30, 2015 and 2016 includes a cash outflow for cash paid as a result of post-closing adjustments associated with the December 2014 divestiture of three rolling mills in Spain and France and the December 2014 divestiture of an ownership stake in a smelter in the United States, respectively.

Alcoa and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q15	2Q15	3Q15	4Q15	2015	1Q16	2Q16	3Q16
Alumina:
Alumina production (kmt)	3,933	3,977	3,954	3,856	15,720	3,330	3,316	3,310
Third-party alumina shipments (kmt)	2,538	2,706	2,798	2,713	10,755	2,168	2,266	2,361
Total alumina shipments (kmt)	4,040	3,993	4,078	4,054	16,165	3,426	3,402	3,501
Third-party sales	$887	$924	$912	$732	$3,455	$545	$694	$687
Intersegment sales	$501	$431	$391	$364	$1,687	$292	$300	$287
Equity loss	$(7)	$(11)	$(9)	$(14)	$(41)	$(14)	$(7)	$(9)
Depreciation, depletion, and amortization	$80	$77	$71	$68	$296	$63	$66	$68
Income taxes	$92	$87	$85	$36	$300	$5	$40	$31
After-tax operating income (ATOI)	$221	$215	$212	$98	$746	$8	$109	$72

Primary Metals:
Aluminum production (kmt)	711	701	700	699	2,811	655	595	586
Third-party aluminum shipments (kmt)	589	630	615	644	2,478	575	565	557
Total aluminum shipments (kmt)	864	877	860	879	3,480	832	807	781
Alcoa’s average realized price per metric ton of aluminum	$2,420	$2,180	$1,901	$1,799	$2,069	$1,793	$1,849	$1,874
Third-party sales	$1,572	$1,534	$1,249	$1,236	$5,591	$1,123	$1,119	$1,148
Intersegment sales	$692	$562	$479	$437	$2,170	$475	$473	$440
Equity (loss) income	$(3)	$(5)	$(7)	$3	$(12)	$4	$–	$3
Depreciation, depletion, and amortization	$109	$109	$106	$105	$429	$102	$101	$99
Income taxes	$57	$6	$(49)	$(42)	$(28)	$(16)	$–	$–
ATOI	$187	$67	$(59)	$(40)	$155	$14	$41	$56

Global Rolled Products:
Third-party aluminum shipments (kmt)	432	462	449	432	1,775	433	480	476
Third-party sales	$1,621	$1,668	$1,527	$1,422	$6,238	$1,397	$1,550	$1,521
Intersegment sales	$36	$34	$29	$26	$125	$29	$29	$30
Equity loss	$(9)	$(7)	$(8)	$(8)	$(32)	$(11)	$(10)	$(10)
Depreciation, depletion, and amortization	$56	$56	$56	$59	$227	$56	$55	$59
Income taxes	$36	$25	$28	$20	$109	$34	$28	$18
ATOI	$54	$76	$62	$52	$244	$68	$68	$58

Engineered Products and Solutions:
Third-party sales	$1,257	$1,279	$1,397	$1,409	$5,342	$1,449	$1,465	$1,406
Depreciation, depletion, and amortization	$51	$54	$61	$67	$233	$65	$62	$63
Income taxes	$76	$81	$71	$54	$282	$78	$87	$71
ATOI	$156	$165	$151	$123	$595	$162	$180	$162

Transportation and Construction Solutions:
Third-party sales	$471	$492	$475	$444	$1,882	$429	$467	$450
Depreciation, depletion, and amortization	$10	$11	$11	$11	$43	$11	$12	$12
Income taxes	$14	$17	$18	$14	$63	$14	$18	$17
ATOI	$38	$44	$44	$40	$166	$39	$46	$47

Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI(1)	$656	$567	$410	$273	$1,906	$291	$444	$395
Unallocated amounts (net of tax):
Impact of LIFO	7	36	50	43	136	4	(10)	1
Metal price lag	(23)	(39)	(48)	(23)	(133)	1	7	4
Interest expense	(80)	(80)	(80)	(84)	(324)	(83)	(84)	(86)
Noncontrolling interests	(60)	(67)	(62)	64	(125)	5	(43)	(20)
Corporate expense	(62)	(65)	(72)	(67)	(266)	(55)	(77)	(77)
Impairment of goodwill	–	–	–	(25)	(25)	–	–	–
Restructuring and other charges	(161)	(159)	(48)	(575)	(943)	(61)	(15)	(13)
Other	(82)	(53)	(106)	(307)	(548)	(86)	(87)	(38)
Consolidated net income (loss) attributable to Alcoa	$195	$140	$44	$(701)	$(322)	$16	$135	$166
The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Total segment ATOI is the summation of the respective ATOI of Alcoa’s five reportable segments, which represent the two components of the Company, an Upstream business and a Value-Add business. Upstream is composed of the Alumina and Primary Metals segments and Value-Add is composed of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments. As such, in all periods presented, ATOI of the Upstream business is equivalent to the summation of the respective ATOI of the Alumina and Primary Metals segments, and, likewise, ATOI of the Value-Add business is equivalent to the summation of the respective ATOI of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments.

On September 29, 2016, Alcoa announced that its Board of Directors approved the completion of the Company’s separation into two standalone, publicly-traded companies. The separation is scheduled to become effective before the opening of the market on November 1, 2016. One such company will be named Alcoa Corporation and will include Upstream. Additionally, the future Alcoa Corporation will include the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which are currently part of the Global Rolled Products segment of Alcoa Inc. The other such company will be named Arconic and will include Value-Add, except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited)
(dollars in millions, except per-share amounts)

Adjusted Income	Income			Diluted EPS(5)
	Quarter ended			Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016	September 30, 2015	June 30, 2016	September 30, 2016

Net income attributable to Alcoa	$44	$135	$166	$0.06	$0.27	$0.33

Special items(1):
Restructuring and other charges	66	23	18
Discrete tax items(2)	4	(5)	7
Other special items(3)	42	62	(51)
Tax impact(4)	(17)	(7)	26
Noncontrolling interests impact(4)	(30)	5	(5)

Net income attributable to Alcoa – as adjusted	$109	$213	$161	$0.21	$0.44	$0.32

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

(1)	In the second quarter of 2016, management changed the manner in which special items are presented in Alcoa’s reconciliation of Adjusted Income. This change resulted in special items being presented on a pretax basis and the related tax and noncontrolling interests impacts on special items being aggregated into separate respective line items. The special items for all prior periods presented were updated to conform to the current period presentation.

(2)	Discrete tax items include the following:
•	for the quarter ended September 30, 2015, a net charge for a number of small items;
•	for the quarter ended June 30, 2016, a benefit for one item; and
•	for the quarter ended September 30, 2016, a net charge for a number of small items.

(3)	Other special items include the following:
•	for the quarter ended September 30, 2015, a gain on the sale of land in the United States and an equity investment in a China rolling mill ($39), a write-down of inventory related to a refinery in Suriname ($28), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($27), costs associated with the planned separation of Alcoa and the acquisition of RTI International Metals ($25), a net unfavorable change in certain mark-to-market energy derivative contracts ($17), and a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($16);
•	for the quarter ended June 30, 2016, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($60), costs associated with the planned separation of Alcoa ($45), a gain on the sale of an equity investment in a natural gas pipeline in Australia ($27), a benefit for an arbitration recovery related to a 2010 fire at the Iceland smelter ($14), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($6), and a write-down of inventory related to two previously curtailed facilities ($3); and
•

for the quarter ended September 30, 2016, a gain on the sale of land ($118), costs associated with the planned separation of Alcoa ($55), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($46), a favorable post-closing adjustment related to the November 2014 acquisition of Firth Rixson ($20), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($13), and a net favorable change in certain mark-to-market energy derivative contracts ($1).

(4)	The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Alcoa’s consolidated estimated annual effective tax rate is itself a special item (see footnote 3 above). The noncontrolling interests impact on special items represents Alcoa’s partners’ share of certain special items.

(5)	At a special meeting of Alcoa common shareholders held on October 5, 2016, shareholders approved a 1-for-3 reverse stock split of Alcoa’s outstanding and authorized shares of common stock. The reverse stock split became effective at 5 pm Eastern Time on October 5, 2016. All share and per share data presented for all periods herein has been updated to reflect the reverse stock split.

The average number of shares applicable to diluted EPS for Net income attributable to Alcoa common shareholders excludes certain share equivalents as their effect was anti-dilutive (see footnote 4 to the Statement of Consolidated Operations). However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Alcoa common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
•	for the quarter ended September 30, 2015, no additional share equivalents were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 431,464,315;
•	for the quarter ended June 30, 2016, no additional share equivalents were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 452,052,847; and
•	for the quarter ended September 30, 2016, no additional share equivalents were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 453,152,896.

Operational Tax Rate	Quarter ended September 30, 2016
	As reported	Special items(1)	As adjusted

Income before income taxes	$333	$(66)	$267

Provision for income taxes	$147	$(66)	$81

Tax rate	44.1%		30.3%

Operational Tax Rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective Tax Rate determined under GAAP as well as the Operational Tax Rate.

(1) See Adjusted Income reconciliation above for a description of special items.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted EBITDA	Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016

Net income attributable to Alcoa	$44	$135	$166

Add:
Net income attributable to noncontrolling interests	62	43	20
Provision for income taxes	100	152	147
Other income, net	(15)	(37)	(117)
Interest expense	123	129	133
Restructuring and other charges	66	23	18
Provision for depreciation, depletion, and amortization	318	309	316

Adjusted EBITDA	$698	$754	$683

Sales	$5,573	$5,295	$5,213

Adjusted EBITDA Margin	12.5%	14.2%	13.1%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016	September 30, 2015	June 30, 2016	September 30, 2016

After-tax operating income (ATOI)	$212	$109	$72	$(59)	$41	$56

Add:
Depreciation, depletion, and amortization	71	66	68	106	101	99
Equity loss (income)	9	7	9	7	–	(3)
Income taxes	85	40	31	(49)	–	–
Other	(1)	(7)	(7)	(2)	1	(7)

Adjusted EBITDA	$376	$215	$173	$3	$143	$145

Production (thousand metric tons) (kmt)	3,954	3,316	3,310	700	595	586

Adjusted EBITDA / Production ($ per metric ton)	$95	$65	$52	$4	$240	$247

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Segment Measures	Upstream(1)
Adjusted EBITDA	Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016

After-tax operating income (ATOI)	$153	$150	$128

Add:
Depreciation, depletion, and amortization	177	167	167
Equity loss	16	7	6
Income taxes	36	40	31
Other	(3)	(6)	(14)

Adjusted EBITDA	$379	$358	$318

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Upstream is composed of the Alumina and Primary Metals segments. On September 29, 2016, Alcoa announced that its Board of Directors approved the completion of the Company’s separation into two standalone, publicly-traded companies. One such company will be named Alcoa Corporation and will include Upstream. Additionally, the future Alcoa Corporation will include the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which are currently part of the Global Rolled Products segment of Alcoa Inc. See Segment Information for a reconciliation of Alcoa Inc.’s total segment ATOI, which includes the Upstream ATOI presented in the table above, to its consolidated net income.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products
Adjusted EBITDA	Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016

After-tax operating income (ATOI)	$62	$68	$58

Add:
Depreciation, depletion, and amortization	56	55	59
Equity loss	8	10	10
Income taxes	28	28	18
Other	(1)	1	–

Adjusted EBITDA	$153	$162	$145

Total shipments (thousand metric tons) (kmt)	464	497	491

Adjusted EBITDA / Total shipments ($ per metric ton)	$330	$326	$295

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Segment Measures	Engineered Products and Solutions			Transportation and Construction Solutions
Adjusted EBITDA	Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016	September 30, 2015	June 30, 2016	September 30, 2016

After-tax operating income (ATOI)	$151	$180	$162	$44	$46	$47

Add:
Depreciation, depletion, and amortization	61	62	63	11	12	12
Income taxes	71	87	71	18	18	17
Other	–	–	–	(1)	–	–

Adjusted EBITDA	$283	$329	$296	$72	$76	$76

Third-party sales	$1,397	$1,465	$1,406	$475	$467	$450

Adjusted EBITDA Margin	20.3%	22.5%	21.1%	15.2%	16.3%	16.9%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Segment Measures	Value-Add(1)
Adjusted EBITDA	Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016

After-tax operating income (ATOI)	$257	$294	$267

Add:
Depreciation, depletion, and amortization	128	129	134
Equity loss	8	10	10
Income taxes	117	133	106
Other	(2)	1	–

Adjusted EBITDA	$508	$567	$517

Third-party sales	$3,399	$3,482	$3,377

Adjusted EBITDA Margin	14.9%	16.3%	15.3%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Value-Add is composed of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments. On September 29, 2016, Alcoa announced that its Board of Directors approved the completion of the Company’s separation into two standalone, publicly-traded companies. One such company will be named Arconic and will include Value-Add, except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which are currently part of the Global Rolled Products segment of Alcoa Inc. and will be included in the other company, Alcoa Corporation. See Segment Information for a reconciliation of Alcoa Inc.’s total segment ATOI, which includes the Value-Add ATOI presented in the table above, to its consolidated net income.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	September 30, 2015	June 30, 2016	September 30, 2016

Cash from operations	$420	$332	$306

Capital expenditures	(268)	(277)	(275)

Free cash flow	$152	$55	$31

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT:
Alcoa
Investor Contact:
Matt Garth, 212-836-2674
Matthew.Garth@alcoa.com
or
Media Contact:
Shona Sabnis, 212-836-2626
Shona.Sabnis@alcoa.com